Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-3 of Evolution Petroleum Corporation (the “Company”) with respect to the information from our firm’s reserves report as of September 30, 2021, included in or made a part of the Current Report on Form 8-K/A of the Company, dated March 30, 2022, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chief Executive Officer

Houston, Texas

June 3, 2022